Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated September 16, 2022, is by and between Mega Matrix Corp., a Delaware Corporation (the “Company”) and FNC Advisory Limited (the “Consultant”).

WHEREAS the Company desires to procure consulting services from the Consultant, and the Consultant desire to provide consulting services to the Company.

NOW THEREFORE, in consideration of the premises set forth above and intending to be legally bound hereby, the parties hereto agree as follows:

1.	CONSULTING SERVICES

1.1	The Consultant had provided, and shall continue to provide consulting services to the Company until September 30, 2023. The consulting services include but not limited to:

(i)	Advisory of fund-raising and financing,

(ii)	relationship building with investment banks and investors, and

(iii)	advisory service regarding business operation, business strategy, and business development.

2.	CONSULTING FEES

2.1	The consulting fees shall be a fixed fee, in the amount of US$142,800 (the “Consulting Fee”), of which the Company shall pay to the Consultant on October 3, 2022 (the “Payment Date”). The Company irrevocably undertake to pay the Consultant the Consulting Fee on the Payment Date.

3.	GENERAL

3.1	Time is of essence in this Agreement.

3.2	No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

3.3	If any provision or part of a provision of this Agreement shall be, or be found to be invalid or unenforceable, such invalidity or enforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

3.4	Any variations and supplements to this Agreement shall be made in writing and shall be effective after the execution by all Parties.

3.5	Consultant will be performing consulting services as an independent contractor during Term 1 and Term 2, and not as an employee or officer of the Company. Consultant acknowledges that it does not have the authority to bind the Company or its affiliates to any contract, lease, or agreement in any form. Consultant also agrees that it will inform any entity or individual who wishes to enter into any contract or other binding agreement with the Company that she does not have the authority to execute documents or bind the Company or its affiliates without specific written authorization. The consulting services shall not be deemed to constitute a partnership or joint venture between the Company and Consultant. Consultant will be responsible for all taxes and non-reimbursable expenses attributable to the rendition of her consulting services.

3.6	During the consulting period, Consultant will learn of Confidential Information (as defined below), and will develop Confidential Information on behalf of the Company and its affiliates. Consultant agrees that it will not use or disclose to any third party (except as required by applicable law) any Confidential Information obtained by Consultant incident to her employment or any other association with the Company or any of its affiliates (including without limitation as a consultant during Term 1 and Term 2). Consultant agrees that this restriction will continue to apply after the expiration or termination of this Consulting Agreement, regardless of the reason for such termination. For the avoidance of doubt, nothing in this Consulting Agreement shall preclude Consultant from (i) filing any charges with, giving information to, or fully participating in, any claim, hearing or investigation before any state or federal agency, including but not limited to U.S. Securities and Exchange Commission or any other state or federal regulatory agency, (ii) reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information to such agencies, entities or organizations, without notice to the Company), or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity or (iii) responding truthfully and accurately, if required by legal process, and provided that, to the extent permitted by law, you give written notice to the Company at least three (3) business days prior to the date a response is due and cooperate if the Company elects to contest such legal process, or as otherwise required by law.

All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or its affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Consultant, shall be the sole and exclusive property of the Company. Consultant agrees to safeguard all Documents and to surrender to the Company, at the time the Consulting Agreement terminates or at such earlier time as the Company may specify, all Documents then in Consultant’s possession or control. Consultant also agrees to disclose to the Company, at the time Consultant’s service as a consultant terminates or at such earlier time as the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Consultant has password-protected on any computer equipment, network or system of the Company or its affiliates.

For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or its affiliates from any third party with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information: (i) that enters the public domain, other than through the Consultant’s breach of her obligations under this Agreement or any other agreement between Consultant and the Company or its affiliates; (ii) of which Consultant was in possession on a non-confidential basis prior to disclosure during employment; (iii) that is rightfully received on a non-confidential basis from a third party that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company; (iv) that has been approved for release by authorization of the Company; or (v) that Consultant can demonstrate is independently developed by the Consultant without reference to Confidential Information.

3.7	This Consulting Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf copies of signature pages shall be acceptable in the absence of original signature pages.

3.8	This Consulting Agreement contains the entire agreement of the Parties regarding the subject matter hereof. There are no promises, terms, conditions, or obligations other than those contained in this Consulting Agreement. All negotiations, understandings, conversations, and communications regarding the subject matter hereof are merged into this Consulting Agreement and have no force and effect other than as expressed in the text of this Consulting Agreement.

3.9	Each Party warrants that, in signing this Consulting Agreement, it has not relied on any promises or representations outside of this Consulting Agreement..

3.10	This Consulting Agreement will not become effective or enforceable until seven (7) days after the Company has received a fully executed copy of the Termination Agreement between the Company and the Consultant and subject to the expiration of the revocation period without revocation of the Termination Agreement by Consultant. For the avoidance of doubt, this Consulting Agreement will be null and void if Consultant timely revokes the Termination Agreement.

3.11	This Agreement shall be governed by and construed and enforced in accordance with the laws of California without giving effect to the principles of conflicts of laws.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the day and year first above written.

The Company:

Mega Matrix Corp.	)
)
) /s/ Yucheng Hu
Yucheng Hu, CEO
Date: September 16, 2022

Consultant:

FNC Advisory Limited
)
)
) /s/ Florence Ng
Florence Ng, Director
Date: September 16, 2022

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